Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.001 per share
	(2)	Aggregate number of securities to which transaction applies: 587,357,079 shares of Common Stock
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $4.30*
	(4)	Proposed maximum aggregate value of transaction: $2,525,635,439.70
	(5)	Total fee paid: $234,126.41**

* Per share price based on the average of the high and low prices of Clinigence Holdings, Inc. Common Stock as reported on the OTC on February 1, 2022.

** The fee has been calculated at a rate equal to $92.70 per $1,000,000 of the proposed maximum aggregate value of the transaction.

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed: